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                                                                    EXHIBIT 3.06

                                  AMENDMENT TO
                         LIMITED PARTNERSHIP AGREEMENT

         This Amendment to Limited Partnership Agreement is entered into as of __________, 1997, by and among CMA Capital Group, Inc., a California corporation ("Managing General Partner"), Neal D. Crispin and Richard D. Koehler as individual general partners (the Managing General Partner and the individual general partners collectively, the "General Partners"), and CMA Capital Group, Inc, as attorney-in-fact for the limited partners listed on Appendix A, who constitute holders of a majority of the outstanding Units, to amend that certain Amended and Restated Partnership Agreement of JetFleet Aircraft II, L.P. ("JetFleet II"), made and executed as of June 21, 1991, between the parties hereto (the "Partnership Agreement"). Capitalized terms not otherwise defined herein, shall have the meaning as set forth in the Partnership Agreement.

                                    RECITALS

         Pursuant to the Partnership Agreement, JetFleet II was organized under California law in May 1991.

         The General Partner has proposed a consolidation (the "Consolidation") of JetFleet II and its affiliated partnership, JetFleet Aircraft, L.P. ("JetFleet I") with and into a newly-formed successor Delaware corporation, AeroMax, Inc., pursuant to the terms and conditions of a certain Merger Agreement by and between AeroMax, JetFleet I and JetFleet II. The General Partner has solicited the requisite approval of the limited partners of JetFleet I to participate in the Consolidation as more fully described in that certain Prospectus/Consent Solicitation Statement, dated _____, 1997 (the "Prospectus"). As part of the approval, the limited partners approved amendments to the Partnership Agreement to enable the Consolidation.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Approval of the Consolidation. Upon receipt of the approval of holders of a majority of the outstanding Units of limited partnership interest of JetFleet II, the General Partner is authorized to executed, deliver and perform all obligations of the Partnership under the Merger Agreement and all other documents and agreements required to be delivered by the Partnership in connection therewith. Any inconsistent provisions of the Partnership Agreement are hereby amended to permit the Consolidation to be consummated.

         2. Dissenters' Rights. Notwithstanding anything to the contrary contained in the Partnership Agreement, limited partners that did not vote in favor of the Consolidation and follow certain procedures set forth in the Prospectus shall have the dissenters' rights as set forth in the Prospectus, which dissenters' rights shall comply with the requirements of the California Partnership Act. Section 13.9 of the Partnership Agreement is hereby deleted in its entirety.

         3. Waiver of Resale Fee. General Partner hereby waives the fee set forth in 5.6(f) with respect to the Consolidation transactions.

         4. Termination of the Partnership. Upon the effectiveness of the Consolidation, the separate existence of the JetFleet II shall cease, and the limited partners of the Partnership shall have the right to receive Common Stock of AeroMax, Inc., all as set forth in the Prospectus.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first-above written:



CMA CAPITAL GROUP, INC.                            ____________________________
                                                         Neal D. Crispin
By:_____________________________
         Richard D. Koehler                        ____________________________
                                                         Richard D. Koehler

LIMITED PARTNERS listed on
Appendix A



By: CMA Capital Group, Inc.
    Attorney-in-fact

    __________________________________
    Richard D. Koehler, President

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                                   APPENDIX A



List of Approving Limited Partners               No. of Units Held
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                        Total Units:
                        ------------             --------------